Exhibit 14.1

GLYCOGENESYS, INC.

BUSINESS CONDUCT AND ETHICS

THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER (INCLUDING OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER), AND EMPLOYEE OF GLYCOGENESYS, INC. AND ITS SUBSIDIARIES (COLLECTIVELY, THE “COMPANY”).

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, we have established this Code of Business Conduct and Ethics (this “Code”). Our Code strives to deter wrongdoing and promote the following six objectives:

1.	Honest and ethical conduct;

2.	Avoidance of conflicts of interest;

3.	Full, fair, accurate, timely and transparent disclosure;

4.	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;

5.	Prompt internal reporting of Code violations; and;

6.	Accountability for compliance with the Code.

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives. If there is a conflict between this Code and a specific procedure you should consult the General Counsel for guidance.

ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

Each of the Company’s directors, officers and employees is expected to:

•	understand the requirements of your position including Company expectations and governmental rules and regulations that apply to your position;

•	comply with this Code and all applicable laws, rules and regulations; and

•	report any violation of this Code of which you become aware.

The Company holds you accountable for complying with this Code.

TABLE OF CONTENTS

Accounting Policies	2
Amendments and Modifications of this Code	3
Anonymous Reporting	3
Bribery	3
Compliance with Laws, Rules and Regulations	3
Computer and Information Systems	4
Confidential Information Belonging to Others	4
Confidential and Proprietary Information	4
Conflicts of Interest	5
Corporate Communications	6
Corporate Opportunities and Use and Protection of Company Assets	6
Discipline for Noncompliance with this Code	7
Disclosure Policies and Controls	7
Environment, Health and Safety	7
Fair Dealing with Others	8
Filing of Government Reports	8
Insider Trading or Stock Tipping	8
Intellectual Property: Patents, Copyrights and Trademarks	9
Non-Retaliation for Reporting	10
Political Contributions	10
Prohibited Substances	10
Record Retention	10
Relations Among Employees: Respect and Contribution	11
Reporting of Code Violations	11
Waivers	12
Conclusion	12

Appendix-Ethics Certificate for CEO, CFO and CAO

ACCOUNTING POLICIES

The Company and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible document with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly (1) make or cause to be made a materially false or misleading statement, or (2) omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (“SEC”).

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company’s website within two days of the board vote or shall be otherwise disclosed as required by applicable law or Nasdaq rules. Notice posted on the website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

ANONYMOUS REPORTING

If you wish to report a suspected violation of this Code anonymously, you may use the Company’s third party confidential reporting service, Confidential CSI, which provides reporting options via telephone, the Internet and mail. All reports received on this hotline are referred directly to the General Counsel. You do not have to reveal your identity in order to make a report on this hotline. The reporting service information is as follows:

Confidential Corporate Solutions International

11684 Ventura Blvd. Suite 602

Studio City, CA 91604

Hotline: 1-866-372-8344 (1-866-FRAUD-44)

Website: www.confidentialcsi.com

BRIBERY

You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Paying a bribe may subject the Company and you to criminal penalties. If you receive any offer of money or gifts that is intended to influence a business decision, it should be reported to your supervisor or the General Counsel immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company seeks to comply with the laws, rules and regulations by which we are governed. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and management should seek advice from the General Counsel. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

COMPUTER AND INFORMATION SYSTEMS

For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. Except for limited personal use of the Company’s telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail or Internet use. The Company reserves the right to monitor all e-mails or Internet use on Company equipment.

CONFIDENTIAL INFORMATION BELONGING TO OTHERS

You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, such as partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information. However, certain restrictions about the information of others may place an unfair burden on the Company’s future business. For that reason, directors, officers and employees should coordinate with the General Counsel to ensure appropriate agreements are in place prior to receiving any confidential third-party information. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted if needed via the Internet.

CONFIDENTIAL AND PROPRIETARY INFORMATION

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). It also can include, without limitation, information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet, business methods or practices and the Company’s business, products, processes, and services.

The following are examples of information that is not considered confidential:

•	Information that is in the public domain to the extent it is readily available;

•	Information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or

•	Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of our operations. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. We must strive to avoid conflicts of interest and look to make decisions solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Here are some examples of conflicts of interest:

Family Members. Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of this Code “family members” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans, or Other Favors. Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value or which are common business courtesies. Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment. Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity (1) reduces work efficiency, (2) interferes with your ability to act conscientiously in our best interest, or (3) requires you to utilize our proprietary or confidential procedures, plans or techniques. You must inform your supervisor of any outside employment, including the employer’s name and expected work hours.

Reporting Conflicts of Interest or Potential Conflicts of Interest.

You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or the General Counsel. Officers should report any actual or potential conflict of interest involving yourself or others of which you become aware to the General Counsel or to the Chairman of the Audit Committee of the Board of Directors. Directors should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Chairman of the Audit Committee of the Board of Directors or the General Counsel.

CORPORATE COMMUNICATIONS

It is very important that the information disseminated about the Company be both accurate and consistent. For this reason, Investor Relations is responsible for the Company’s internal and external communications. Investor Relations is responsible for public communications with stockholders, analysts and other interested members of the financial community.

CORPORATE OPPORTUNITIES AND USE

AND PROTECTION OF COMPANY ASSETS

You are prohibited from:

1.	taking for yourself opportunities that are discovered through the use of Company property, information or position;

2.	using Company property, information or position for personal gain; or

3.	competing with the Company.

You have a duty to the Company to advance its legitimate interests. You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment. You are also responsible for the proper use of property over which you have control, including both Company property and funds and property that customers or others have entrusted to your custody. Company assets must be used only for proper purposes.

Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization. Each director, officer and employee should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets should be used only for legitimate business purposes.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code of Business Conduct and Ethics can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

DISLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company’s reputation depends upon our full and complete disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be clear, accurate and timely. Proper reporting of reliable, truthful and accurate information involves cooperation between many departments and disciplines. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.

The Company must disclose to the SEC, current security holders and the investing public information that is necessary to ensure the required disclosures are not misleading or inaccurate. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee including the CEO and CFO and, upon request, other employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with our policies, programs, standards and procedures.

FAIR DEALING WITH OTHERS

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

FILING OF GOVERNMENT REPORTS

Any reports or information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

INSIDER TRADING OR TIPPING

Directors, officers and employees who are aware of material, non-public information from or about the Company (an “insider”), are not permitted, directly or through family members or other persons or entities, to:

•	Buy or sell securities (or derivatives relating to such securities) of the Company (other than pursuant to a pre-approved trading plan that complies with the SEC Rule l0b5-1 ), or

•	Pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time.

Examples of information that may be considered material, non-public information in some circumstances are:

•	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

•	Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

•	Significant scientific or clinical results that have not been publicly disclosed;

•	Undisclosed major management changes;

•	A substantial contract award or termination that has not been publicly disclosed;

•	A major lawsuit or claim that has not been publicly disclosed;

•	The gain or loss of a significant customer or supplier that has not been publicly disclosed;

•	An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary;

•	Information that is considered confidential; and

•	Any other undisclosed information that could affect our stock price.

Another Company’s Securities.

The same policy also applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with the Company.

Please see the Company’s Insider Trading Policy for more detail.

INTELLECTUAL PROPERTY: PATENTS,

COPYRIGHTS AND TRADEMARKS

Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property you conceive or develop during the course of your employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of your employment and must render any and all aid and assistance, at our expense to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

Works of authorship including literary works such as books, articles, and computer programs; pictorial and graphic works; audiovisual works; sound recordings are protected by United States and foreign copyright law as soon as they are reduced to a tangible medium. A work does NOT have to bear a copyright notice in order to be protected and without the copyright owner’s permission, no one may make copies of the work, create derivative works, distribute the work, perform the work publicly, or display the work publicly.

Copyright laws may protect items posted on a website. Unless a website grants permission to download the Internet content you generally only have the legal right to view the content. If you do not have permission to download and distribute specific website content you should contact the General Counsel.

If you are unclear as to the application of this Intellectual Property Policy or if questions arise, please consult with the General Counsel.

NON-RETALIATION FOR REPORTING

In no event will the Company take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

POLITICAL CONTRIBUTIONS

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, state, local or foreign election laws, rules and regulations.

PROHIBITED SUBSTANCES

We have policies prohibiting the use of alcohol, illegal drugs or other prohibited items, including legal drugs that affect the ability to perform one’s work duties, while on Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by an Executive Officer of the Company. You are also prohibited from reporting to work while under the influence of alcohol or illegal drugs. We reserve the right to perform pre-employment and random drug testing on employees.

RECORD RETENTION

We have document retention policies to establish retention periods for records created or received in the normal course of business. A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’ s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

Before any destruction of any documents or records, you must consult the Company’s document retention procedures. You are required to review, follow and abide by the terms of those procedures. If the procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the General Counsel must approve any document destruction.

RELATIONS AMONG EMPLOYEES: RESPECT AND CONTRIBUTION

We function as a team. Your success as part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers and supervisors. Respect for the rights and dignity of others and a dedication to the good of our Company are essential.

A cornerstone of our success is the teamwork of our directors, officers and employees. We must each respect the rights of others while working as a team to fulfill our objectives. To best function as part of a team, you must be trustworthy and dedicated to high standards of performance. The relationships between business groups also require teamwork.

To facilitate respect and contribution among employees, we have implemented the following employment policies:

•	To hire, pay and assign work on the basis of qualifications and performance;

•	Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran’s status, marital status or disability;

•	To attract and retain a highly talented workforce;

•	To encourage skill growth through training and education opportunities;

•	To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;

•	To prohibit any sexual, physical, verbal or any other kind of harassment by others while an employee is on the job;

•	To make the safety and security of our employees while at Company facilities a priority;

•	To recognize and reward additional efforts that go beyond our expectations; and

•	To respect all workers’ rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

REPORTING OF CODE VIOLATIONS

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the Vice President in charge of your division or, if a law, rule or regulation is in question, then consult with the General Counsel. The most important point is that possible violations should be reported and we support all means of reporting them.

Directors and officers should report any potential violations of this Code to the Chairman of the Audit Committee of the Board of Directors or the General Counsel.

WAIVERS

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the Board of Director’s or committee’s vote or shall be otherwise disclosed as required by applicable law or Nasdaq rule. Notices posted on our web site shall remain there for a period of 12 months and shall be retained in our files as required by law.

A waiver for a specific event arising under the “Conflicts of Interest” section of this Code may be granted to an employee that is not a director or officer on the approval of two of the following officers: the corporate officer in charge of the division or department for which the employee works and the General Counsel. No other waivers of this Code are permitted.

CONCLUSION

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. Before we take an action, we must always ask ourselves:

Does it feel right?

Is this action ethical?

Is this action in compliance with the law?

Could my action create an appearance of impropriety?

Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it. We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures.

APPENDIX

CERTIFICATE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER,

CHIEF FINANCIAL OFFICER AND CHIEF. ACCOUNTING OFFICER

In my role as Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or Chief Accounting Officer (“CAO”) of GlycoGenesys, Inc. (the “Company”), I have adhered to and advocated to the best of my knowledge and ability the following principles and responsibilities governing professional conduct and ethics:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable. If I am the CEO or CFO I shall review the annual and quarterly reports before certifying and filing them with the SEC.

3.	Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information. I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

6.	Promote ethical behavior among employees at the Company and as a responsible partner with industry peers and associates.

7.	Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company.

8.	Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of the Company’s Code of Business Conduct and Ethics (the “Code”). Such report shall be made to the Audit Committee of the Board of Directors or General Counsel and shall include conduct of a financial or non-financial nature.

9.	Comply with the Code. I understand that if I violate any part of the Code, I will be subject to disciplinary action.

I understand that the Code is subject to all applicable laws, rules and regulations.

I understand that there shall be no waiver of, modification of, or change to any part of the Code except by a vote of the Board of Directors or a designated Board committee. In the event that a waiver of, modification of, or a change to the Code is granted, then the notice of the waiver, modification and/or change shall be posted on the Company’s website within five business days of the Board of Director’s or designated Board committee’ s vote or shall be disclosed otherwise as required by applicable law or Nasdaq or SEC rules. Notices posted on the Company website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

Chief Executive Officer

Chief Financial Officer

Chief Accounting Officer

March     , 2004